Exhibit 10.2

September 20, 2004

Patrick Reutens

Dear Patrick:

Silicon Image, Inc. (the “Company”) is pleased to confirm our offer to you with us, in the position of Chief Legal Officer.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.     Your initial annual base salary will be $250,000, payable in accordance with the Company’s normal payroll practices with such payroll deductions and withholdings as are required by law and subject to adjustment by the Board of Directors of the Company or a committee of the Board of Directors of the Company (the “Board”).  In addition, you will be eligible to participate in regular health insurance, vacation and other employee benefit plans established by the Company for its employees from time to time. You will have overall responsibility for the legal management of the Company and will report directly to the Chief Executive Officer.  You will be expected to devote your full working time and attention to the business of the Company, and you will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company.  You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.     A hiring bonus of $30,000 is to be paid to you in two installment payments of $15,000. The first payment will be made to you upon your commencement of employment with the Company. The second payment will be made to you upon the six-month anniversary (“Six Month Anniversary”) of your employment with the Company, as long as you continue to be employed by the Company on the Six Month Anniversary. .

3.     As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company.  To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

4.     The Board will approve a grant to you, contingent on you consummating employment with the Company as Chief Legal Officer, of stock options to purchase 375,000 shares of the Company’s Common Stock at an exercise price equal to the closing price on the date that you begin employment with the Company.  Provided you continue to provide services to the Company, the stock options will become vested and exercisable with respect to 25% of the total shares granted on the 12 month anniversary date of your employment commencement date, and thereafter on the same date of each succeeding month an additional 2.083% of the total shares granted under the stock option will become vested and exercisable.

5.     Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and (except as provided in Section 5(b)(iv) below) your benefits will terminate pursuant to the terms of the Company’s then existing benefit plans and policies as provided under the terms of such plans and policies and as required by applicable law.  Under certain circumstances, you will also be entitled to receive Severance Payments (as defined below), but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.  A general release of claims agreement, as provided to you by the Company, must be executed by you and delivered to the Company in order for you to receive any Severance Payments.

a)         In the event of your voluntary termination or termination for Cause, you will not be entitled to any severance benefits including, but not limited to Severance Payments, or additional vesting of shares of restricted stock or options.

b)        In the event of your involuntary termination without Cause, you shall be entitled to (i) continue to receive your salary for six (6) months following termination, at the same rate of your base salary at the time of termination; (ii) six (6) months acceleration on the vesting of any options to purchase shares of the Company’s common stock that you hold at the time of termination; (iii) any target bonus that you are eligible for at the time of termination, prorated for the portion of the fiscal year that you were employed and (iv) payment by the Company of your COBRA insurance premiums, should you elect coverage, for a period of the shorter of six (6) months following termination or until you become employed at a new position (Items (i), (ii) (iii) and (iv) being collectively defined as “Severance Payments”); provided however, that in no event shall you receive Severance Payments if you fail to execute and deliver to the Company, a general release of claims, as provided to you by the Company.  Severance Payments, if any, shall be made less applicable deductions and withholdings and in accordance with the Company’s normal payroll practices.

c)         “Cause” means (i) any material breach of this agreement, the Employee Inventions and Confidentiality Agreement between you and the Company, or any other written agreement between you and the Company, if such breach causes harm to the Company; (ii) any gross negligence or willful misconduct by you in your performance of duties to the Company that causes harm to the Company, including (without limitation) repeated failure to follow the directions of the person to whom you report; (iii) your repeated failure to diligently follow the lawful directions of the Board or your repeated failure to diligently perform your duties in a reasonable manner pursuant to this agreement; (iv) your commission of a felony under the laws of the United States or any state thereof; (v) your commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties; or (vi) your the abuse of alcohol or controlled substances that has a detrimental effect upon your performance of your duties under this agreement.  A termination without Cause shall mean a termination for any reason other than those listed in clauses (i)-(vi) of the preceding sentence or death or disability.

6.     This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter.

7.     This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

8.     You agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

9.     While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time.  Any statements or representations that have been or may be, made to you that are contrary, should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

10.   Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U. S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.

11.   Please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents.  Should you have anything else that you wish to discuss, please do not hesitate to call.

We look forward to the opportunity to welcome you to Silicon Image, Inc.

Sincerely,

/s/ David Lee	9/20/04
David Lee
Chief Executive Officer and Chairman of the Board

Acknowledged, Accepted and Agreed

/s/ Patrick Reutens	9/20/04	10/22/04
Patrick Reutens	Date	Start Date

This letter is simply for your information and is not to be construed as a contract of employment.